EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 31st day of October, 2005 by and between Globix Corporation, a Delaware corporation (hereinafter referred to as the "Company"), and Ted S. Lodge, a resident of the Commonwealth of Pennsylvania (hereinafter referred to as the "Executive"); Executive and Company, together the “Parties” and each a “Party”.

WHEREAS, the Company wishes to retain the services of the Executive in the capacities herein set forth, and the Executive wishes to be employed by the Company in such capacities;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1.       Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

Section 2.       Term. Subject to the provisions for earlier termination hereinafter set forth, the term of employment hereunder (the "Term") shall commence on the date hereof and shall continue through the first anniversary of the date of this Agreement, unless otherwise extended in a writing signed by both Parties. Such period or any subsequent extension period is referred to herein as the "Employment Period".

Section 3.        Compensation. The Company agrees to provide the Executive with salary and other benefits and perquisites for all services rendered by the Executive under this Agreement in accordance with Schedule A attached hereto.

Section 4.        Duties. During the Term, the Executive shall serve as the Chairman of the Board of Directors of the Company and Executive Chairman. As Chairman of the Board, the Executive shall preside over board meetings and exercise other functions of the Chairman of the Board in accordance with the Company’s Bylaws. As Executive Chairman, the Executive shall report to the Board of Directors, oversee the President and Chief Executive Officer, oversee and implement the transition of operating models and pursue strategic initiatives.

Section 5.      Extent of Service; Facilities. During the Term, the Executive shall be required to devote at least two days per work week to the business and affairs of the Company and its subsidiaries, and to use his best efforts to perform faithfully and efficiently his responsibilities hereunder. The Executive will be expected in the normal course to spend at least one work day each week in the New York office of the

Company. The Company will provide the Executive with a fully furnished office, as well as all equipment, supplies and office personnel reasonably required for the performance of his duties hereunder.

Section 6. Termination of Employment.

Section 6.1.  For Cause. The Company may immediately terminate the Executive's employment at any time during the Employment Period for Cause, in which case the Company shall pay to the Executive any compensation earned but not paid prior to the effective date of such termination. Under such circumstances, such payment will be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive will be entitled to no further benefits under this Agreement. Further, all stock options that have not vested will be deemed forfeited, and any stock options that have vested but have not been exercised shall remain exercisable for a period of 90 days following termination and, if not exercised, shall be deemed forfeited. For purposes of this Agreement, Cause shall mean: (i) the Executive's conviction of a felony or misdemeanor that has a material adverse effect upon the business or reputation of the Company or any affiliate of the Company; (ii) that the Company has determined that Executive has in the performance of his duties hereunder committed an act constituting a material breach of fiduciary duty, gross negligence or gross misconduct, which has had an injurious effect on the Company or its business; or (iii) Executive's willful failure or refusal to perform his assigned duties as reasonably assigned by the Board of Directors, which willful refusal has had, or if continued, could reasonably be expected to have, an injurious effect on the Company or the subsidiaries of the Company or their respective businesses or prospects, and which willful refusal has continued after the Executive has received two written warnings, advising him of such failure or refusal, and providing Executive with an opportunity to resume performance in accordance with his assigned duties. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Executive given in accordance with Section 10.5 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment hereunder.

Section 6.2.    Without Cause. If the Company terminates the employment of the Executive without Cause or following a Change of Control (as defined in the indenture governing the Company’s 11% senior secured notes), the Company shall pay to the Executive as severance (i) his Base Salary (as defined in Schedule A) through any remaining period up until October 31, 2006 plus (ii) one year’s Base Salary. Further, all stock options that have not vested will be deemed vested, and all such options plus any stock options that have vested but have not been exercised shall remain exercisable for a period of 360 days following termination and, if not exercised, shall be deemed forfeited. Under such circumstances, such payment will be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive will be entitled to no further benefits under this Agreement. The Parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive's employment without Cause, the payments and benefits paid and provided pursuant to this Agreement will be deemed to constitute, in part, liquidated damages and not a penalty.

Section 6.3 Voluntary Termination with Good Reason. The Executive may terminate his employment for Good Reason, as set forth below, upon the giving of thirty (30) days prior written notice to the Company. In such event, the Executive shall be entitled to the identical termination rights specified in Section 6.2 hereof. The Executive may only terminate his employment for “Good Reason” in the event of a material diminishment by the Company of the Executive’s rights hereunder, including a reduction in base salary, a material reduction in fringe benefits (except as such shall apply generally to all of the Company’s senior management), a relocation of the Executive’s principal place of business by more than 60 miles, or another material breach of this Agreement by the Company.

Section 6.4 Resignation without Good Reason. The Executive may resign upon the giving of thirty (30) days prior written notice to the Company (in which case the Company will have the right to relieve the Executive, in whole or in part, of his duties under this Agreement, without any reduction in the compensation to be paid to the Executive through the termination date). It is understood that in the case of resignation without Good Reason, the Executive will not be entitled to those termination rights specified in Section 6.2 hereof, and the sole obligation of the Company will be the payment of compensation through the termination date as referred to above.

Section 6.5 Death, Illness or Incapacity. The Executive’s employment under this Agreement shall terminate upon the Executive’s death, in which event Executive’s estate or beneficiary shall be entitled to any unpaid Base Salary earned to the date of Executive’s termination. Further, upon termination of this Agreement because of Executive’s death, all stock options that have not vested will be deemed vested, and all such options plus any stock options that have vested but have not been exercised shall remain exercisable by Executive’s estate or beneficiary for a period of 360 days following termination and, if not exercised, shall be deemed forfeited. During any period of disability, illness or incapacity during the Employment Period which renders the Executive at least temporarily unable to perform the services required hereunder for a period which does not exceed forty-five (45) continuous days in any one-year period, the Executive will receive the compensation payable under Schedule A of this Agreement plus any pro rated bonus for such period, less any benefits received by him under any disability insurance carried by or provided by the Company. Upon the Executive's permanent disability (as defined below), the Executive will be subject to termination as set forth below, and if so terminated the Company will pay to the Executive any and all Base Salary and bonus earned but not paid to the Executive prior to the effective date of such termination and will not be responsible for any additional payments hereunder. Further and notwithstanding the foregoing, upon termination of this Agreement because of Executive’s permanent disability, all stock options that have not vested will be deemed vested, and all such options plus any stock options that have vested but have not been exercised shall remain exercisable by Executive’s estate or beneficiary for a period of 360 days following termination and, if not exercised, shall be deemed forfeited. Notwithstanding any such termination, the Executive will continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Company from time to time.

The term "permanent disability" as used in this Agreement will mean the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of ninety (90) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Executive, the Parties hereto agree to abide by the decision of a panel of three physicians. The Executive and the Company will each appoint one member, and the third member of the panel will be appointed by the other two members. The Executive agrees to make himself available for and to submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination will constitute acceptance by the Executive of the determination made by the Board of Directors.

Section 7.  Certain Covenants.

Section 7.1     Executive Cooperation. The Executive agrees, in the exercise of his fiduciary duties as officer and director, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any investigation or dispute or claim of any kind involving the Company, except in each case a dispute or claim brought by the Executive.

Section 7.2     Rights and Remedies upon Breach. Each of the Parties agrees that any breach by such Party of this Agreement would cause irreparable harm to the other Party and that, in the event of such breach, the other Party shall have, in addition to all other remedies at law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of the obligations to such other Party hereunder.

Section 8.  Restrictive Covenants.

Section 8.1      Company Property. The Executive agrees that all client, supplier and distributor lists, client data, financial or other data, computer software programs, source codes, plans, contracts, agreements, literature, manuals, catalogs, brochures, books, records, research, charts, maps, correspondence and other materials furnished to the Executive by the Company or any of its affiliates, or secured through the efforts of the Executive and relating to the business conducted by the Company or any of its affiliates, are and shall remain the property of the Company, and/or its affiliates, and the Executive agrees to deliver all such materials, including all copies thereof, to the Company upon the termination of the Executive's employment hereunder, or at any other time at the Company's request.

Section 8.2      Disclosure and Confidentiality. The Executive agrees that during the Employment Period, he will disclose and disclose only to the Company all material ideas, methods, plans, developments or improvements known by him which relate to the business of the Company, whether acquired by the Executive before or during his employment by the Company. Nothing herein will be construed as requiring any such communication where, in the Executive's reasonable judgment, the idea, plan, method or development is lawfully protected from disclosure, whether as a trade secret or otherwise. The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which he has access during his employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, and/or to which the Executive would not have been exposed but for his employment by the Company, except as such disclosure may be required by law. The Executive agrees that both during and after the Employment Period, he will not, without the prior written consent of the Company, disclose to any third person, partnership, joint venture, company, corporation or other organization, or use for such third party's or his own benefit, any such confidential information. Each Party also agrees that it will not disparage the other Party following any termination of the Executive's employment hereunder.

Section 8.3      Non-Solicitation. During his employment with the Company and, except as may be otherwise herein provided, for a period of one (1) year following the termination of his employment with the Company, regardless of the reason for such termination, the Executive agrees he will not (directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise) solicit any employees of Company to terminate their employment. The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to this Section will be extended by any length of time during which the Executive is in breach of such covenant. It is understood by and between the Parties hereto that the restrictive covenant set forth herein is an essential element of this Agreement, and that, but for the agreement of the Executive to comply with such covenant, the Company would not have agreed to enter into this Agreement.

Section 9. Indemnity.

Section 9.1 General. The Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to the Executive to the full extent permitted by law and as set forth in this Agreement and, to the extent insurance is maintained, for the continued coverage of the Executive under the Company's directors' and officers’ liability insurance policies. For the purposes of this Section 9, the following terms shall have the following meanings:

(a) “Claim”: any threatened, pending, or completed action, suit, or proceeding or any inquiry or investigation, by, on behalf of or against the Company or any subsidiary thereof or any of their respective directors, officers or affiliates, other than an action, suit or proceeding by or behalf of the Executive or any action by the Company to enforce this Agreement.

(b) “Expenses”: include attorneys' fees and all other costs, expenses, and obligations paid or incurred by the Executive to third parties in connection with investigating, defending, being a witness in, or participating in (including on appeal) or preparing to defend, be a witness in, or participate in any Claim relating to any Indemnifiable Event.

(c) “Indemnifiable Event”: any event or occurrence related to the fact that the Executive is or was a director, employee, agent, or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise or by reason of anything done or not done by the Executive in any such capacity.

Section 9.2 Indemnification. In the event the Executive is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify the Executive to the fullest extent permitted by law against any and all Expenses incurred by the Executive in connection with such Claim and shall promptly advance Expenses incurred the Executive to the fullest extent permitted by law, subject to the obligation of the Executive to provide a written undertaking to the Company to repay any such Expenses so advanced to the Executive to the extent that it is finally determined by a court of final jurisdiction that the Executive was not legally entitled to the advancement of such Expenses in accordance with the Delaware General Corporation Law or other law.

Section 9.3 Non-exclusivity, etc. The rights of the Executive hereunder shall be in addition to any other rights the Executive may have under the Company's Certificate of Incorporation, Bylaws, the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties that Executive shall enjoy by this Agreement the greater benefits so afforded by such change.

Section 9.4 Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors' and officers’ liability insurance, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

Section 10.  General.

Section 10.1  Supersedes Prior Agreements. This Agreement supersedes all prior agreements and understandings between the Executive and the Company or any of its affiliates or their respective directors, officers, shareholders, employees, attorneys, agents or representatives, and constitutes the entire Agreement between the parties, respecting the subject matter hereof and there are no representations, warranties or commitments other than those expressed herein.

Section 10.2  Other Agreements. The Executive represents and warrants to the Company that the employment of Executive hereunder will not violate or breach any, employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between the Executive and any other person, partnership, corporation, joint venture, association or other entity.

Section 10.3  Amendment. No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by the Executive and an officer of the Company pursuant to express authority granted by the Company.

Section 10.4  Waiver. The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

Section 10.5  Notices. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when received personally at the address set forth below for the intended party during normal business hours at such address, when received by facsimile or other electronic transmission at the respective facsimile transmission numbers of the parties set forth below, or when received by recognized overnight courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Globix Corporation

139 Centre Street

New York, New York 10013

Attn: Chief Executive Officer

If to the Executive:

At his address on the records of the Company;

or such other address as he may from time to time designate to the Company.

Notices may be given to such other address or addresses or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall not be deemed delivered, given and received for all purposes of this Agreement until actually received by the other party.

Section 10.6  Successors; Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective heirs, personal representatives, permitted assignees and successors. Neither party may assign this Agreement; provided, however, that the Company may, without the prior consent of the Executive, assign this Agreement to an entity to which the Company has sold all or substantially all of its assets. The Company shall obtain an agreement from a successor who purchases all or substantially all of the assets of the Company to assume and agree to perform this Agreement.

Section 10.7  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws provisions thereof.

Section 10.8  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.9  Unenforceable Terms. In the event any term or provision of this Agreement shall for any reason be invalid, illegal, or unenforceable in any respect, this Agreement shall be interpreted and construed as if such term or provision had never been included herein and the validity and enforceability of any other provision hereof shall be unaffected thereby.

Section 10.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement.

Section 10.11 No Mitigation. Executive shall have no duty to mitigate the Company’s obligation with respect to the termination payments set forth hereunder by seeking other employment. The Company’s obligations to make payments hereunder shall not terminate in the event Executive accepts employment elsewhere following termination of this Agreeement.

Section 10.12 Enforcement. The Company shall promptly upon written demand pay all reasonably documented third party costs and expenses, including without limitation reasonable attorney’s fees, incurred by Executive or his beneficiaries in seeking to resolve any claim of Executive hereunder, unless such claim is pursued by the Executive or his beneficiaries in bad faith or without reasonable basis.

Section 10.13 Survival. The following Sections shall survive any termination of this Agreement: Sections 6, 7, 8, 9 and 10.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

GLOBIX CORPORATION:
By:_________________________________
Peter K. Stevenson
President and Chief Executive Officer

EXECUTIVE:

____________________________________

TED S. LODGE

SCHEDULE A

TO

EMPLOYMENT AGREEMENT

BETWEEN TED S. LODGE AND GLOBIX CORPORATION

COMPENSATION

1.          Salary. During the Term, the Company shall pay to the Executive an annualized salary (“Base Salary”) of $275,000, payable in accordance with the Company’s normal business practices or in such other amounts and at such other times as the Parties may mutually agree.

2.          Salary Increases. Such Base Salary shall be reviewed no less frequently than annually during the Term and may be increased but not decreased by the Company's Board of Directors in its sole and absolute discretion, after taking into consideration a variety of factors, including, without limitation, the performance of the Executive and the Company and the base salary (and raises) paid by comparable companies to executives having comparable responsibilities. In the event of any increase, the increased amount shall become the Base Salary.

3.          Bonus. At the discretion of the Board.

4.          Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with his employment hereunder, in accordance with Company policy (including those expenses incurred by the Executive for lodging within the New York City metropolitan area during the work week and for roundtrip transportation between New York and Pennsylvania). The parties further agree the reasonable expense of maintaining an office in Pennsylvania, which shall be deemed the Executive’s principal place of employment will be covered by the Company, subject to approval of the Compensation Committee as to scope and cost.

5.          Benefits. The Executive will not be entitled to medical coverage under the terms of this Agreement or the Company’s plans.

6.          Pursuant to a separate Non-Qualified Stock Option Agreement (the “Option Agreement”) between the Company and the Executive, the Company will issue to the Executive fully vested options to purchase 1,000,000 shares of common stock at an exercise price of $2.75 per share. The Option Agreement will be subject to the terms of the Company Stock Option Plan.